EXHIBIT 10.1
SECURED CONVERTIBLE PROMISSORY NOTE

$198,500	June 28, 2006
     FOR VALUE RECEIVED, the undersigned, Sutura, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to the order of Whitebox Convertible Arbitrage Partners, L.P., a British Virgin Islands limited partnership, or its assigns (the “Payee”), at such place as the Payee may designate in writing, the principal sum of One Hundred Ninety-Eight Thousand Five Hundred Dollars ($198,500) under the terms set forth herein. This Note is one of a series of four Notes (together, the “Series Notes") being issued by Maker on the date hereof.
1. Interest. The unpaid principal balance hereof from time to time outstanding shall bear interest from the date hereof at the rate of eight percent (8%) per annum.
2. Payment. Except as otherwise provided herein, and subject to any default hereunder, the principal and interest hereof is payable as follows:
     (a) Interest only is payable in cash quarterly in arrears on the last day of each calendar quarter, beginning September 30, 2006.
     (b) On June 28, 2007 (the “Maturity Date"), the remaining outstanding principal balance of this Note will be due and payable in cash, together with all then-accrued but unpaid interest.
     (c) The Maker will have no right of early prepayment on this Note.
3. Conversion.
     (a) The entire outstanding principal amount of this Note, together with any accrued but unpaid interest on this Note, will be automatically converted into Maker’s capital stock upon the closing of a sale of Maker’s capital stock, with aggregate gross proceeds of at least $2 million to the Maker. The Maker will give the Payee at least 10 days prior written notice (the “Payee Notice”) of the automatic conversion, specifying the principal amount of the Note to be converted, the amount of accrued but unpaid interest on this Note to be converted, the class of capital stock into which the Note will be converted, the conversion rate as described below (the “Conversion Rate”) and the date on which such conversion will occur, and calling upon the Holder to surrender to the Maker, in the manner and place designated, this Note. As promptly as practicable after the conversion of this Note, the Maker shall at its expense issue and deliver to Payee a certificate or certificates for the number of shares of capital stock issuable upon conversion.
     (b) The Conversion Rate shall initially be equal to 90% of the per share purchase price of the Maker’s capital stock that is sold in an offering, with aggregate gross proceeds of at least $2 million on or before March 31, 2007.

     (c) The Conversion Rate (and, as applicable, the factors above used to compute it) shall be adjusted proportionally for any subsequent stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization of or affecting Maker’s Common Stock. In case of any consolidation or merger to which the Maker is a party other than a merger or consolidation in which the Maker is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Maker as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Maker), then instead of receiving shares of Maker’s Common Stock, Payee shall have the right thereafter to receive the kind and amount of shares of stock and other securities and property which the Payee would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had the same portion of this Note been paid or converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of the Payee, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable in connection with this Note. The provisions of this subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.
     (d) To the extent Maker grants registration rights in connection with the sale of its capital stock with aggregate proceeds of at least $2 million, the Payee shall have the same registration rights as granted to other investors in such sale.
4. Security. The full and timely payment of this Note shall be secured by that certain Fourth Amended Security Agreement and Fourth Amended Patent and Trademark Security Agreement, each of this date (together, the “Security Agreements”), covering all of Maker’s assets. The security interest granted under the Security Agreements shall be a first priority security interest subordinate to no other secured rights, but shared with the other holders of the Series Notes and the secured parties under the Security Agreements.
5. Default. The occurrence of any one or more of the following events shall constitute an event of default, upon which Payee may declare the entire principal amount of this Note, together with all accrued but unpaid interest, to be immediately due and payable:
     (a) The Maker shall fail to make any required payment of principal or interest when due, and such failure shall continue through five days after Payee gives written notice of such failure to Maker.
     (d) The Maker shall fail to materially perform or comply with any covenant, agreement, term or provision contained in any of the Security Agreements, and such failure shall continue through five days after Payee gives written notice of such default to Maker.
     (e) The Maker shall be in default of any term or provision of any of the promissory notes sold pursuant that certain Purchase Agreement dated September 7, 2005 among Sutura, the Payee and the other purchasers named therein (the “September 2005 Notes"), or any of the promissory notes sold pursuant to that certain Purchase Agreement dated March 25, 2005 among Sutura, the Payee and the other purchasers named there (the “March 2005 Notes"), or any of the promissory notes sold pursuant to that certain Purchase Agreement dated September 17, 2004 among Sutura, the Payee and the other purchasers named therein (the “September 2004 Notes"), or any of the promissory notes dated June 7, 2006 (the “June 7, 2006 Notes”) executed by Maker in favor of Payee and the other holders, and such default is not cured within five days after written notice from Payee to Sutura.
     (f) The Maker shall become insolvent or shall fail to pay, or become unable to pay, its debts as they become due; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law shall be instituted by or against the Maker.
     (g) Any representation or warranty of the Maker contained in any of the Security Agreements shall be untrue in any material respect.
     (h) The Maker incurs an event of default under the terms of any of the other Series Notes.
     Without limiting the above, the Maker acknowledges that payments on the various scheduled due dates in Sections 2 are of essence and that any failure to timely pay any installment of principal or interest (within any permitted grace period above) permits Payee to declare this Note immediately due in cash in its entirety without any prior notice of any kind to Maker, except for the specific notices provided above. Further, the Maker agrees that any event of default under this Note shall constitute an event of default under each of the other Series Notes, the June 7, 2006 Notes, the September 2005 Notes, the March 2005 Notes and the September 2004 Notes.
6. Limitations on Conversion. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Payee upon any conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owed by Payee and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Payee’s for purposes of Section 13(d) of the Exchange Act does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion or payment). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which Payee may receive or beneficially own in order to determine the amount of securities or other consideration that Payee may receive in the event of a merger, sale or other transaction as contemplated in Section 3(c) of this Note.
8. Applicable Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

9. Waivers. The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and all other notices of any kind in connection with the enforcement of this Note.
10. No Setoffs. The Maker shall pay principal and interest under the Note without any deduction for any setoff or counterclaim.
11. Costs of Collection. If this Note is not paid when due, the Maker shall pay Payee’s reasonable costs of collection, including reasonable attorney’s fees.

SUTURA, INC.
By
Anthony A. Nobles, President and Chief Executive Officer